Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INVESTORS BANCORP, INC.

INVESTORS BANK

AND

THE BANK OF PRINCETON

MAY 3, 2016

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.1.	Certain Definitions	1
ARTICLE II THE MERGER		9
2.1.	Merger	9
2.2.	Closing; Effective Time	10
2.3.	Certificate of Incorporation and Bylaws	10
2.4.	Directors and Officers of Surviving Bank	10
2.5.	Effects of the Merger	10
2.6.	Tax Consequences	10
2.7.	Possible Alternative Structures	11
2.8.	Additional Actions	11
ARTICLE III CONVERSION OF SHARES		11
3.1.	Conversion of BOP Common Stock; Merger Consideration	11
3.2.	Election Procedures	13
3.3.	Procedures for Exchange of BOP Common Stock	16
3.4.	Reservation of Shares	17
3.5.	Treatment of BOP Stock Options, BOP Restricted Shares and BOP Warrants	17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BOP		18
4.1.	Standard	19
4.2.	Organization	19
4.3.	Capitalization	20
4.4.	Authority; No Violation	21
4.5.	Consents	22
4.6.	Financial Statements and Reports	22
4.7.	Taxes	24
4.8.	No Material Adverse Effect	25
4.9.	Material Contracts; Leases; Defaults	25
4.10.	Ownership of Property; Insurance Coverage	27
4.11.	Legal Proceedings	28
4.12.	Compliance With Applicable Law	28
4.13.	Employee Benefit Plans	29
4.14.	Brokers, Finders and Financial Advisors	32
4.15.	Environmental Matters	32
4.16.	Loan Portfolio and Investment Securities	33
4.17.	Other Documents	34
4.18.	Related Party Transactions	34
4.19.	Deposits	35
4.20.	Antitakeover Provisions Inapplicable; Required Vote	35
4.21.	Registration Obligations	35
4.22.	Risk Management Instruments	35
4.23.	Fairness Opinion	35
4.24.	Intellectual Property	36
4.25.	Trust Accounts	36
4.26.	Information Security	36

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ISBC AND INVESTORS BANK		36
5.1.	Standard	36
5.2.	Organization	37
5.3.	Capitalization	37
5.4.	Authority; No Violation	38
5.5.	Consents	39
5.6.	Financial Statements and Reports	40
5.7.	Taxes	41
5.8.	No Material Adverse Effect	42
5.9.	Ownership of Property; Insurance Coverage	42
5.10.	Legal Proceedings	43
5.11.	Compliance With Applicable Law	43
5.12.	Employee Benefit Plans	44
5.13.	Environmental Matters	45
5.14.	Loan Portfolio	46
5.15.	Risk Management Instruments	46
5.16.	Brokers, Finders and Financial Advisors	46
5.17.	Trust Accounts	46
5.18.	ISBC Common Stock	47
5.19.	Intellectual Property	47
ARTICLE VI COVENANTS OF BOP		47
6.1.	Conduct of Business	47
6.2.	Current Information	51
6.3.	Access to Properties and Records	52
6.4.	Financial and Other Statements	53
6.5.	Maintenance of Insurance	54
6.6.	Disclosure Supplements	54
6.7.	Consents and Approvals of Third Parties	54
6.8.	All Reasonable Efforts	54
6.9.	Failure to Fulfill Conditions	54
6.10.	No Solicitation	55
6.11.	Board of Directors and Committee Meetings	57
6.12	Certain BOP Employee Benefit Plans	58
6.13	Litigation	58
ARTICLE VII COVENANTS OF ISBC AND INVESTORS BANK		58
7.1.	Conduct of Business	58
7.2.	Financial and Other Statements and Information	59
7.3.	Disclosure Supplements	59
7.4.	Consents and Approvals of Third Parties	59
7.5.	All Reasonable Efforts	60
7.6.	Failure to Fulfill Conditions	60
7.7.	Employee Benefits; Advisory Board; Foundation	60
7.8.	Directors and Officers Indemnification and Insurance	62
7.9.	Stock Listing	63
7.10.	Stock and Cash Reserve	63

(ii)

ARTICLE VIII REGULATORY AND OTHER MATTERS		64
8.1.	Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	64
8.2.	Regulatory Approvals	65
ARTICLE IX CLOSING CONDITIONS		66
9.1.	Conditions to Each Party’s Obligations under this Agreement	66
9.2.	Conditions to the Obligations of ISBC and Investors Bank under this Agreement	67
9.3.	Conditions to the Obligations of BOP under this Agreement	67
ARTICLE X THE CLOSING		68
10.1.	Time and Place	68
10.2.	Deliveries at the Pre-Closing and the Closing	68
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		69
11.1.	Termination	69
11.2.	Effect of Termination	71
11.3.	Amendment, Extension and Waiver	72
ARTICLE XII MISCELLANEOUS		73
12.1.	Confidentiality	73
12.2.	Public Announcements	73
12.3.	Survival	73
12.4.	Notices	73
12.5.	Parties in Interest	75
12.6.	Complete Agreement	75
12.7.	Counterparts	75
12.8.	Severability	76
12.9.	Governing Law	76
12.10.	Interpretation	76
12.11.	Specific Performance; Venue	76
12.12.	Waiver of Jury Trial	77

Exhibit A	Form of Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 3, 2016, by and among Investors Bancorp, Inc., a Delaware corporation (“ISBC”), Investors Bank, a New Jersey chartered savings bank (“Investors Bank”), and The Bank of Princeton, a New Jersey chartered bank (“BOP”). Each of ISBC, Investors Bank and BOP is sometimes individually referred to herein as a “party,” and ISBC, Investors Bank and BOP are collectively sometimes referred to as the “parties.”

WHEREAS, the Board of Directors of each of ISBC, Investors Bank and BOP (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, BOP will merge with and into Investors Bank, a wholly owned subsidiary of ISBC, with Investors Bank as the resulting or surviving entity (the “Merger”); and

WHEREAS, as a condition to the willingness of ISBC and Investors Bank to enter into this Agreement, each of the directors and executive officers of BOP, and certain significant BOP stockholders, have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with ISBC (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of BOP owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ACA” shall have the meaning given to that term in Section 4.13.2.

“Advisory Board” shall have the meaning set forth in Section 7.7.6.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the NJ Department and the FRB, which regulates ISBC, Investors Bank or BOP, or any of their respective holding companies or subsidiaries, as the case may be.

“Benefits Schedule” shall have the meaning set forth in Section 4.13.12.

“BOLI” has the meaning set forth in Section 4.13.13.

“BOP” shall have the meaning as defined in the recitals hereunder.

“BOP Board” shall mean the board of directors of BOP.

“BOP Common Stock” shall mean the common stock, par value $5.00 per share, of BOP.

“BOP Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1.

“BOP Contract” shall have the meaning set forth in Section 4.9.1.

“BOP DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by BOP to ISBC specifically referring to the appropriate section of this Agreement.

“BOP ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“BOP ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.3.

“BOP Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of BOP as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of BOP for each of the three years ended December 31, 2015, 2014 and 2013, as set forth in BOP’s annual report on Form 10-K for the year ended December 31, 2015, and (ii) the unaudited interim consolidated financial statements of BOP as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.

“BOP 401(k) Plan” shall mean The Bank of Princeton 401(k) Profit Sharing Plan & Trust.

“BOP Severance Agreements” shall have the meaning set forth in Section 7.7.2.

“BOP Regulatory Reports” means the Call Reports of BOP and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2014, through the Closing Date.

“BOP Reports” shall have the meaning set forth in Section 4.6.3.

“BOP Representatives” shall have the meaning set forth in Section 6.10.1.

“BOP Restricted Share” shall mean shares of BOP Common Stock granted as restricted stock pursuant to the BOP Stock Plans.

“BOP Option Holder” shall have the meaning set forth in Section 3.5.1.

“BOP Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“BOP Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“BOP Stock Options” shall mean an option to purchase shares of BOP Common Stock granted under the BOP Stock Plans and related option agreements, as set forth in BOP Disclosure Schedule 4.3.4.

“BOP Stock Plans” means the BOP Amended and Restated 2007 Stock Option Plan, the BOP Amended and Restated 2012 Equity Incentive Plan and the MoreBank 2004 Incentive Equity Compensation Plan.

“BOP Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“BOP Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 50% of the corporation, partnership, limited liability company or other entity of which is owned, either directly or indirectly, by BOP, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of BOP or on the basis of a “debt previously contracted.”

“BOP Warrants” means the 97,500 Organizer Warrants issued in 2007 in connection with the organization and startup of BOP, with each BOP Warrant representing the right to purchase one share of BOP Common Stock at a warrant exercise price $10.00 per share, and which expire in 2017.

“BOP Warrant Holder” shall have the meaning set forth in Section 3.5.3.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean a certificate evidencing shares of BOP Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.7.1.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, or such other bank or trust company or other agent designated by ISBC, and reasonably acceptable to BOP, which shall act as agent for ISBC in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“ISBC” shall mean Investors Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 101 JFK Parkway, Short Hills, New Jersey 07078.

“ISBC Common Stock” shall mean the common stock, par value $0.01 per share, of ISBC.

“ISBC Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“ISBC Closing Price” shall mean the average of the closing sales price of a share of ISBC Common Stock, as reported on Nasdaq for the five (5) consecutive trading days ending on the fifth trading day preceding the Closing Date.

“ISBC Defined Benefit Plan” shall have the meaning set forth in Section 5.12.3.

“ISBC DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by ISBC to BOP specifically referring to the appropriate section of this Agreement.

“ISBC ERISA Affiliate” shall have the meaning set forth in Section 5.12.3.

“ISBC ERISA Affiliate Plan” shall have the meaning set forth in Section 5.12.3.

“ISBC Stock Benefit Plans” shall mean the 2006 Equity Incentive Plan and the 2015 Equity Incentive Plan.

“ISBC Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of ISBC as of December 31, 2015 and 2014 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of ISBC for each of the three years ended December 31, 2015, 2014 and 2013, as set forth in ISBC’s annual report on Form 10-K for the year ended December 31, 2015, and (ii) the unaudited interim consolidated financial statements of ISBC as of the end of each calendar quarter following December 31, 2015, and for the periods then ended, as filed by ISBC in its Securities Documents.

“ISBC Reports” shall have the meaning set forth in Section 5.6.3.

“ISBC Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 50% of the corporation, partnership, limited liability company or other entity of which is owned, either directly or indirectly, by ISBC or Investors Bank, with Investors Bank constituting an ISBC Subsidiary of ISBC, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Investors Bank or on the basis of a “debt previously contracted.”

“Investors Bank” shall mean Investors Bank, a New Jersey chartered savings bank, with its main office located at 101 JFK Parkway, Short Hills, New Jersey 07078, which is a wholly owned subsidiary of ISBC.

“Investors Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“Investors Bank 401(k) Plan” shall mean the Investors Bank Employee 401(k) Plan.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in the Exchange Act and the rules and regulation of the SEC thereunder) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to ISBC or BOP, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of ISBC and its Subsidiaries taken as a whole, or BOP and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either ISBC or Investors Bank, on the one hand, or BOP, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (F) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of BOP with and into Investors Bank pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or ISBC Common Stock, or combination thereof, in an aggregate per share amount to be paid by ISBC for each share of BOP Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of ISBC Common Stock to be offered to holders of BOP Common Stock in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“Nasdaq” means the Nasdaq Global Select Market.

“New Jersey Banking Law” shall mean the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“NJ Department” shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Option Consideration” shall have the meaning set forth in Section 3.5.1.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate;” “other real estate owned;” “in-substance foreclosure;” “in-substance repossession;” foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” means any facility in which BOP or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.2.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern), including any “release” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq., as amended.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.6.4.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” shall mean, with respect to any party, any corporation, partnership, limited liability company or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other person performing similar functions are at the time directly or indirectly owned by such a party.

“Surviving Bank” shall have the meaning set forth in Section 2.1 hereof.

“The Bank of Princeton” or “BOP” shall mean The Bank of Princeton, a New Jersey chartered bank, with its principal offices located at 183 Bayard Lane, Princeton, New Jersey 08540.

“Termination Date” shall mean March 31, 2017.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Warrant Consideration” shall have the meaning set forth in Section 3.5.3.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) BOP shall merge with and into Investors Bank, with Investors Bank as the resulting or surviving entity (the “Surviving Bank”), with its main office to be maintained at 101 JFK Parkway, Short Hills, New Jersey 07078; and (b) the separate existence of BOP shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of BOP shall be vested in and assumed by Investors Bank. As part of the Merger, and except as to Treasury Stock and Dissenting Shares, each share of BOP Common Stock will be cancelled and converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Closing; Effective Time.

The closing of the Merger (the “Closing”) shall occur on the date determined by Investors Bancorp, in consultation with and upon no less than two (2) business days prior written notice to BOP, but in no event later than the close of business on the tenth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the Parties. The Merger shall be effected by the filing of a certificate with the NJ Department on the day of the Closing (the “Closing Date”), in accordance with the New Jersey Banking Law. The “Effective Time” means the date and time stated in the certificate filed with the NJ Department, in accordance with the New Jersey Banking Law.

2.3. Certificate of Incorporation and Bylaws.

The certificate of incorporation and bylaws of Investors Bank as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Bank.

The directors of Investors Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified. Until changed in accordance with the certificate of incorporation and bylaws of the Surviving Bank, the officers of Investors Bank immediately prior to the Effective Time shall be the officers of Surviving Bank.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the New Jersey Banking Law. The directors and executive officers, and the principal office and each branch office of the Surviving Bank giving effect to the Merger, are as set forth in ISBC DISCLOSURE SCHEDULE 2.5. The main office of the Surviving Bank shall remain 101 JFK Parkway, Short Hills, New Jersey 07078.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither ISBC, Investors Bank, BOP nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. ISBC, Investors Bank and BOP each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.7. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time ISBC shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not cause counsel to be unable to render the opinion contemplated by Section 9.1.6; (ii) the consideration to be paid to the holders of BOP Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8. Additional Actions.

If, at any time after the Effective Time, ISBC or Investors Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in ISBC or Investors Bank its right, title or interest in, to or under any of the rights, properties or assets of BOP, or (ii) otherwise carry out the purposes of this Agreement, BOP and its officers and directors shall be deemed to have granted to ISBC and Investors Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in ISBC or Investors Bank its right, title or interest in, to or under any of the rights, properties or assets of BOP or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of ISBC and Investors Bank are authorized in the name of BOP or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of BOP Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of ISBC and Investors Bank, BOP or the holders of any of the shares of BOP Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of ISBC Common Stock and each share of Investors Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of BOP Common Stock held in the treasury of BOP and each share of BOP Common Stock owned by ISBC or any direct or indirect wholly owned subsidiary of ISBC or of BOP immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (collectively, “Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of BOP Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $30.75 in cash (the “Cash Consideration”); (ii) 2.633 shares (the “Exchange Ratio”) of ISBC Common Stock (the “Stock Consideration”); or (iii) a combination hereof. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. Each outstanding share of BOP Common Stock the holder of which has perfected his right to dissent under the New Jersey Banking Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the New Jersey Banking Law. BOP shall give ISBC prompt notice upon receipt by BOP of any such dissent and related demand for payment of the value of such shares of BOP Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and ISBC shall have the right to participate in all negotiations and proceedings with respect to any such demands. BOP shall not, except with the prior written consent of ISBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the New Jersey Banking Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of BOP Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of BOP Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6. After the Effective Time, shares of BOP Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration, and as to Dissenting Shares shall represent only the right to receive applicable payments as set forth in Section 3.1.4.

3.1.7. In the event ISBC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of ISBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding ISBC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted. In addition, in the event ISBC enters into an agreement pursuant to which shares of ISBC Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of BOP Common Stock entitled to receive shares of ISBC Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

3.2. Election Procedures.

3.2.1. Holders of BOP Common Stock may elect to receive shares of ISBC Common Stock or cash (in either case without interest) in exchange for their shares of BOP Common Stock in accordance with the following procedures, provided that, in the aggregate, 60% of the total number of shares of BOP Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares, but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of BOP Common Stock shall be converted into the Cash Consideration. Shares of BOP Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of BOP Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of BOP Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of BOP Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of ISBC Common Stock with respect to such shares.

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as BOP and ISBC shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as ISBC and BOP shall mutually agree (the “Mailing Date”) to each holder of record of BOP Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of BOP Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.3, (iii) to elect to receive the Stock Consideration for a part of such holder’s BOP Common Stock and the Cash Consideration for the remaining part of such holder’s BOP Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or ISBC Common Stock for such shares (a “Non-Election”). A holder of record of shares of BOP Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of BOP Common Stock held by such Representative for a particular beneficial owner. Any shares of BOP Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of ISBC Common Stock, subject to Section 3.1.5 hereof.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as ISBC and BOP may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. BOP shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of BOP Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a BOP stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of BOP Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. ISBC shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of

Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ISBC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ISBC Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ISBC. In lieu of the issuance of any such fractional share, ISBC shall pay to each former holder of BOP Common Stock who otherwise would be entitled to receive a fractional share of ISBC Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of ISBC Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of BOP Common Stock owned by a BOP stockholder shall be combined so as to calculate the maximum number of whole shares of ISBC Common Stock issuable to such BOP stockholder.

3.3. Procedures for Exchange of BOP Common Stock.

3.3.1. After the Election Deadline and no later than the day prior to the Closing Date, ISBC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of BOP Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of ISBC Common Stock, or at ISBC’s option, evidence of shares in book entry form, and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of BOP Common Stock) (such cash and certificates for shares of ISBC Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2. ISBC shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the BOP Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of BOP) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of BOP common stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. The holder of a Certificate that prior to the Merger represented issued and outstanding BOP Common Stock shall have no rights, after the Effective Time, with respect to such BOP Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to ISBC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ISBC Common Stock represented by such Certificate.

3.3.4. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. From and after the Effective Time, there shall be no transfers on the stock transfer books of BOP of the BOP Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. At any time following the six (6) month period after the Effective Time, ISBC shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to ISBC (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither ISBC nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ISBC, the posting by such person of a bond in such amount as ISBC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of BOP Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the BOP Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.4. Reservation of Shares.

ISBC shall reserve for issuance a sufficient number of shares of the ISBC Common Stock for the purpose of issuing shares of ISBC Common Stock to the BOP stockholders in accordance with this Article III.

3.5. Treatment of BOP Stock Options, BOP Restricted Shares and BOP Warrants

3.5.1 Holders of all outstanding and unexercised BOP Stock Options (“BOP Option Holders”), whether or not vested, as of the Effective Time will be entitled to receive, in cancellation of their BOP Stock Options, a cash payment from Investors Bank (or at the request of ISBC, by BOP) equal to the product of (i) the number of shares of BOP Common Stock subject to such BOP Option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such BOP Option (the “Option Consideration”). In the event that the exercise price of a BOP Option is greater than or equal to the Cash Consideration, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such BOP Option shall be canceled without any payment made in exchange therefor. The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. Subject to the foregoing, the BOP Stock Plans, including all underlying award agreements, and all BOP Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, BOP shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the BOP Option Plan to terminate the BOP Stock Options as of the Effective Time and shall obtain written consent from each option holder to the cancellation of the BOP Stock Options in exchange for the Option Consideration, if applicable.

3.5.2 At the Effective Time, each outstanding and unvested BOP Restricted Share that has been granted under the BOP Stock Plans will become fully vested and will be converted automatically into the right to receive the Stock Consideration.

3.5.3 Holders of all outstanding BOP Warrants (“BOP Warrant Holders”), whether or not vested, as of the Effective Time, will be entitled to receive, in cancellation of their BOP Warrants, a cash payment from Investors Bank (or at the request of ISBC, by BOP) equal to the product of (i) the number of shares of BOP Common Stock subject to such BOP Warrant at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such BOP Warrant (the “Warrant Consideration”). In the event that the exercise price of the BOP Warrant is greater than or equal to the Cash Consideration, then the holders thereof shall not be entitled to the Warrant Consideration, and at the Effective Time, such BOP Warrant shall be canceled without payment made in exchange therefor. Subject to the foregoing, the BOP Warrant plans, as applicable, including all underlying award agreements, and all BOP Warrants issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, BOP shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the BOP Warrant plan or award agreement, if applicable, to terminate the BOP Warrants as of the Effective Time and shall obtain written consent from each warrant holder to the cancellation of the BOP Warrants in exchange for the Warrant Consideration, if applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BOP

BOP represents and warrants to ISBC and Investors Bank that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the BOP DISCLOSURE SCHEDULE delivered by BOP to ISBC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. BOP has made a good faith effort to ensure that the disclosure on each schedule of the BOP DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the BOP DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. Documents are made available by BOP to ISBC if such documents are available on the website of BOP under the Investor Relations tab, including all documents filed with the FDIC under the Exchange Act.

4.1. Standard.

No representation or warranty of BOP contained in this Article IV shall be deemed untrue or incorrect, and BOP shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2.1 4.3.1, 4.4 and 4.8, nor shall it apply to the representations and warranties contained Sections 4.3.2, 4.13.5, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. BOP is a New Jersey chartered bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. BOP has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on BOP. The deposits of BOP are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by BOP when due.

4.2.2. BOP is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of BOP is set forth in BOP DISCLOSURE SCHEDULE 4.2.2.

4.2.3. BOP DISCLOSURE SCHEDULE 4.2.3 sets forth each BOP Subsidiary. Each BOP Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the BOP Subsidiaries listed on BOP DISCLOSURE SCHEDULE 4.2.3, BOP does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

4.2.4. The respective minute books of BOP and each other BOP Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, BOP has made available to ISBC true and correct copies of the certificate of incorporation or charter and bylaws of BOP and each other BOP Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of BOP consists of ten million (10,000,000) shares of BOP Common Stock, par value $5.00 per share. There are four million six hundred ninety-seven thousand eight hundred and ninety-five (4,697,895) shares of BOP Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of BOP Common Stock held by BOP as treasury stock. There are no shares of preferred stock authorized or outstanding. No trust preferred or subordinated debt securities of BOP are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BOP’s stockholders may vote has been issued by BOP and are outstanding. Other than the BOP Stock Options and the BOP Warrants, neither BOP nor any BOP Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of BOP Common Stock, or any other security of BOP or any securities representing the right to vote, purchase or otherwise receive any shares of BOP Common Stock or any other security of BOP.

4.3.2. Except as disclosed in BOP DISCLOSURE SCHEDULE 4.3.2, BOP owns all of the capital stock of each of the BOP Subsidiaries, free and clear of any lien or encumbrance. Except for the BOP Subsidiaries and as set forth in BOP DISCLOSURE SCHEDULE 4.2.2, BOP does not possess, directly or indirectly, any material equity interest in any corporate entity.

4.3.3. To BOP’s Knowledge, except as set forth on BOP DISCLOSURE SCHEDULE 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of BOP Common Stock.

4.3.4. BOP DISCLOSURE SCHEDULE 4.3.4 sets forth a true, correct and complete list of all BOP Stock Options and BOP Restricted Shares outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder; (B) the number of shares subject to each such BOP Stock Option and BOP Restricted Share; (C) the grant date of each such BOP Stock Option and BOP Restricted Share; and (D) the exercise price for each such BOP Stock Option. In addition, Section 4.3.4 of the BOP DISCLOSURE SCHEDULE sets forth each holder of a BOP Warrant, the warrant issue date, the number of shares subject to each BOP Warrant, the BOP Warrant exercise price and the BOP Warrant expiration date.

4.4. Authority; No Violation.

4.4.1. BOP has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by BOP’s stockholders (the “BOP Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BOP and the completion by BOP of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BOP. This Agreement has been duly and validly executed and delivered by BOP, and subject to BOP Stockholder Approval and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of BOP, enforceable against BOP in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to compliance by ISBC with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and BOP Stockholder Approval,

(A) the execution and delivery of this Agreement by BOP,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by BOP with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of BOP or any similar governing document of any BOP Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BOP or any BOP Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BOP or BOP Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BOP or BOP Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on BOP and the BOP Subsidiaries taken as a whole.

4.4.3. The BOP Stockholder Approval is the only vote of holders of any class of BOP’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4. The board of directors of BOP, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of BOP and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of BOP approve this Agreement and directed that such matter be submitted for consideration by the BOP stockholders at the BOP Stockholders Meeting.

4.5. Consents.

Except for the Regulatory Approvals and compliance with any conditions contained therein, the filing with the SEC of the Merger Registration Statement (including the Proxy Statement-Prospectus) and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of ISBC Common Stock to be issued in the Merger on the Nasdaq, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ISBC Common Stock pursuant to this Agreement, and the BOP Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to BOP’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by BOP, and the completion by BOP of the Merger. To the Knowledge of BOP, no fact or circumstance exists, including any possible other transaction pending or under consideration by BOP or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC or the New Jersey Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6. Financial Statements and Reports.

4.6.1. BOP has previously made available to ISBC the BOP Financial Statements. The BOP Financial Statements (i) have been prepared from, and are in accordance with, the books and records of BOP and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of BOP and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of BOP and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. BDO USA, LLP has not resigned (or informed BOP that it intends to resign) or been dismissed as independent public accountants of BOP as a result of or in connection with any disagreements with BOP on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.6.2. At the date of each balance sheet included in the BOP Financial Statements, BOP did not have any liabilities, obligations or loss contingencies of any nature

(whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BOP Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3. Since December 31, 2012, BOP has timely filed all reports, schedules, definitive proxy statements and other documents required to be filed with or furnished to the FDIC pursuant to the Exchange Act (“BOP Reports”), and no BOP Report, as of the date thereof (and, in the case of proxy statements, on the dates of the relevant meetings), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all BOP Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of BOP has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the FDIC with respect to any of the BOP Reports. [NOTE: if the 10K is filed within the 12b-25 timeframe, it is deemed to have been timely filed. You can disclose the 12b-25 filing in a Disclosure Schedule.]

4.6.4. BOP has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2013 with any Bank Regulator and Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The BOP Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.5. The records, systems, controls, data and information of BOP and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BOP or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BOP. Except as set forth in BOP DISCLOSURE SCHEDULE 4.6.5, BOP (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BOP, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of BOP by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to BOP outside auditors and the audit committee of the BOP Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BOP ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BOP internal control over financial reporting. These disclosures (if any) were made in writing by management to BOP auditors and audit committee and a copy has previously been made available to BOP.

4.6.6. Since December 31, 2012, (i) neither BOP nor any of the BOP Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.7. Taxes.

BOP and the BOP Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BOP and each BOP Subsidiary has duly filed all federal, state and local tax returns required to be filed by or with respect to BOP and each BOP Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to BOP’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from BOP and any BOP Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in BOP DISCLOSURE SCHEDULE 4.7, BOP has received no written notice of, and to BOP’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of BOP or any BOP Subsidiary, and no claim has been made by any authority in a jurisdiction where BOP or any BOP Subsidiary do not file tax returns that BOP or any such BOP Subsidiary is subject to taxation in that jurisdiction. Except as set forth in BOP DISCLOSURE SCHEDULE 4.7, BOP and the BOP Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. BOP and each

BOP Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and BOP and each BOP Subsidiary, to BOP’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

BOP and the BOP Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BOP.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in BOP DISCLOSURE SCHEDULE 4.9.1, neither BOP nor any BOP Subsidiary is a party to or subject to: (i) any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any agreement which by its terms limits the payment of dividends by BOP or any BOP Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of BOP or any BOP Subsidiary (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which BOP or any BOP Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, indebtedness under credit facilities advanced by Atlantic Community Bankers Bank, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ISBC or any ISBC Subsidiary; (v) any other agreement, written or oral, that obligates BOP or any BOP Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by BOP or any BOP Subsidiary (it being understood that any non-compete, non-solicitation or similar provision shall be deemed material); or (vii) any agreement that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of BOP or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.9.1 (excluding any BOP Compensation and Benefits Plan), whether or not set forth in BOP DISCLOSURE SCHEDULE, is referred to herein as a “BOP Contract” and neither BOP nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

4.9.2. Each real estate lease that will require notification to, or the consent of, the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in

BOP DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither BOP nor any BOP Subsidiary is in default in any material respect under any BOP Contract, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to ISBC on or before the date hereof, are listed on BOP DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. Except as set forth in BOP DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which BOP or any BOP Subsidiary is a party or under which BOP or any BOP Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in BOP DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BOP or any BOP Subsidiary or upon the occurrence of a subsequent event; or (y) requires BOP or any BOP Subsidiary to provide a benefit in the form of BOP Common Stock or determined by reference to the value of BOP Common Stock.

4.9.4. Except as set forth in BOP DISCLOSURE SCHEDULE 4.9.4, since December 31, 2014, through and including the date of this Agreement, BOP has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law or the terms of agreements listed on BOP DISCLOSURE SCHEDULE 4.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014 (which amounts have been previously made available to ISBC), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or as required or permitted under the terms of severance plans or policies listed on BOP DISCLOSURE SCHEDULE 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of BOP Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, except to the extent required by the Patient Protection and Affordable Care Act and the regulations issued thereunder, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of BOP, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of BOP affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in BOP DISCLOSURE SCHEDULE 4.10.1, BOP and each BOP Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by BOP or each BOP Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent BOP Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York and Atlantic Community Bankers Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by BOP or a BOP Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BOP and the BOP Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BOP and the BOP Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2. With respect to all material agreements pursuant to which BOP or any BOP Subsidiary has purchased securities subject to an agreement to resell, if any, BOP or such BOP Subsidiary, as the case may be, has a lien or security interest (which to BOP’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. BOP and each BOP Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BOP nor any BOP Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by BOP or any BOP Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years BOP and each BOP Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of its insurance policies. BOP DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by BOP and each BOP Subsidiary as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Except as set forth in BOP DISCLOSURE SCHEDULE 4.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting BOP or its Subsidiaries (and BOP is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to BOP, would be (A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by BOP or any Subsidiary or to which its or its Subsidiary’s assets are subject.

4.12. Compliance With Applicable Law.

4.12.1. To BOP’s Knowledge, each of BOP and each BOP Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, the Home Mortgage Disclosure Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither BOP nor any BOP Subsidiary has received any written notice to the contrary. The Board of Directors of BOP has adopted and BOP has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

4.12.2. Each of BOP and each BOP Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BOP, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

4.12.3. Except as disclosed in BOP DISCLOSURE SCHEDULE 4.12.3, for the period beginning January 1, 2013, neither BOP nor any BOP Subsidiary has received any written notification or, to BOP’s Knowledge, any other communication from any Bank Regulator (i) asserting that BOP or any BOP Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to BOP or any BOP Subsidiary; (iii) requiring or threatening to require BOP or any BOP Subsidiary, or indicating that BOP or any BOP Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of BOP or any BOP Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of BOP or any BOP Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither BOP nor any BOP Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to BOP as to compliance with the CRA is “Satisfactory” or better.

4.13. Employee Benefit Plans.

4.13.1 BOP DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements (including paid time-off policies and other material benefit policies and procedures) maintained by BOP or any BOP Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of BOP or any BOP Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “BOP Compensation and Benefit Plans”). Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.1, neither BOP nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that extends the term and/or increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. BOP has made available to ISBC true and correct copies of the Compensation and Benefit Plans. Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.1, there are no available or outstanding unvested or unexercised options or awards under any BOP Compensation and Benefit Plan.

4.13.2 To the Knowledge of BOP, each BOP Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and the Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each BOP Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or volume submitter plan advisory opinion letter from the IRS, and BOP is not aware of any circumstances which are reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of BOP, threatened action, suit or claim relating to any of the BOP Compensation and Benefit Plans (other than routine claims for benefits). BOP has not engaged in a transaction, or omitted to take any action, with respect to any BOP Compensation and Benefit Plan that would reasonably be expected to subject BOP to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 Neither BOP nor any entity which is considered one employer with BOP under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “BOP ERISA Affiliate”) (such plan hereinafter referred to as a “BOP ERISA Affiliate Plan”) currently maintains or has ever maintained an BOP Compensation and Benefit Plan which is subject to Section 412 of the Code or Title IV of ERISA. Neither BOP nor any BOP ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4 Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any BOP Compensation and Benefit Plan or BOP ERISA Affiliate Plan or any employee benefit arrangements to which BOP or any BOP Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on BOP’s consolidated financial statements to the extent required by GAAP. BOP and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable BOP Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.5, neither BOP nor any BOP Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any BOP Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by BOP or any BOP Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.6, BOP and its Subsidiaries do not maintain any BOP Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.7, with respect to each BOP Compensation and Benefit Plan, if applicable, BOP has provided or made available to ISBC copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description and any underlying distribution election forms, loan documents, independent valuation, loan amortization schedules and benefit schedules, as applicable; (E) most recent determination or advisory letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (H) all material communications with any Governmental Entity with respect to any BOP Compensation and Benefit Plan.

4.13.8 Except as disclosed in BOP DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under the BOP Compensation and Benefit Plan; (C) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan; or (D) result in any material increase in benefits payable under any BOP Compensation and Benefit Plan.

4.13.9 Except as disclosed in BOP DISCLOSURE SCHEDULE 4.13.9, BOP Compensation and Benefit Plans that are deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of BOP have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by BOP to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.10 Except as disclosed in BOP DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of BOP or any BOP Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in BOP DISCLOSURE SCHEDULE 4.3.4, there are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the BOP Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 BOP DISCLOSURE SCHEDULE 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by BOP or any BOP Subsidiary for the benefit of officers, employee or directors of BOP or any BOP Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of September 30, 2016 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.13.13 BOP has obtained written consent for each employee on whose behalf bank-owned life insurance (“BOLI”) has been purchased.

4.14. Brokers, Finders and Financial Advisors.

Neither BOP nor any BOP Subsidiary, nor any BOP Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), a copy of which is attached to BOP DISCLOSURE SCHEDULE 4.14.

4.15. Environmental Matters.

4.15.1. With respect to BOP and each BOP Subsidiary:

(A) To the Knowledge of BOP, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon BOP or any BOP Subsidiary. To the Knowledge of BOP, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to BOP or any BOP Subsidiary by reason of any Environmental Laws. Neither BOP nor any BOP Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that BOP or any BOP Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities), by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon BOP or any BOP Subsidiary;

(B) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of BOP threatened, before any court, governmental agency or other forum against BOP or any BOP Subsidiary (i) for alleged noncompliance with, or liability under, any Environmental Law or (ii) relating to the presence of or Release of any Materials of Environmental Concern, on a site owned, leased or operated by BOP or any BOP Subsidiary (including Participation Facilities and Other Real Estate Owned);

(C) To the Knowledge of BOP, (i) there are no underground storage tanks on, in or under any properties owned or operated by BOP or any BOP Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by BOP or any BOP Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects; and

(D) To the Knowledge of BOP, the properties currently owned or operated by BOP or any BOP Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in the BOP Financial Statements as of December 31, 2015 was, and the allowance for loan losses reflected in the BOP Regulatory Reports and BOP Reports for periods ending after December 31, 2015 will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2. Except for any individual loans with principal outstanding balances of less than $50,000, BOP DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of February 29, 2016, by account, of: (i) all loans (including loan participations) of BOP or any BOP Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of BOP or any BOP Subsidiary that have been terminated by BOP or any BOP Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified BOP or any BOP Subsidiary during three years preceding the date of this Agreement, or has asserted against BOP or any BOP Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of BOP, each borrower, customer or other party which has given BOP or any BOP Subsidiary any oral notification of, or orally asserted to or against BOP or any BOP Subsidiary, any such claim; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by BOP and any BOP Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of BOP, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, (G) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; or (H) made pursuant to an exception to policy, and (v) all assets classified by BOP or any BOP Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of BOP and the BOP Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of BOP’s or the appropriate BOP Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $25,000, BOP has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of BOP and the BOP Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by BOP or the appropriate BOP Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. BOP and each BOP Subsidiary have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of BOP or a BOP Subsidiary. Such securities are valued on the books of BOP in accordance with GAAP in all material respects. BOP and each BOP Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which BOP believes are prudent and reasonable.

4.17. Other Documents.

BOP has made available to ISBC copies of (i) its annual reports to stockholders for the years ended December 31, 2014, 2013 and 2012, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2015, 2014 and 2013.

4.18. Related Party Transactions.

Except as set forth in BOP DISCLOSURE SCHEDULE 4.18, neither BOP nor any BOP Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BOP or any BOP Subsidiary. Except as described in BOP’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of BOP or any BOP Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to BOP’s loan modification policy that is applicable to all Persons. Neither BOP nor any BOP Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by BOP is inappropriate.

4.19. Deposits.

Except as set forth in BOP DISCLOSURE SCHEDULE 4.19, none of the deposits of BOP is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of two-thirds of the issued and outstanding shares of BOP Common Stock is required to approve this Agreement and the Merger under the New Jersey Banking Law and BOP’s certificate of incorporation.

4.21. Registration Obligations.

Neither BOP nor any BOP Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BOP’s own account, or for the account of one or more of BOP’s Subsidiaries or their customers (all of which are set forth in BOP DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BOP and each BOP Subsidiary, with counterparties believed to be financially responsible at the time; and to BOP’s and each BOP Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BOP or such BOP Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BOP nor any BOP Subsidiary, nor, to the Knowledge of BOP, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

BOP has received an opinion from Sandler O’Neill, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of BOP pursuant to this Agreement is fair to common stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

BOP and each BOP Subsidiary owns or, to BOP’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither BOP nor any BOP Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. BOP and each BOP Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of BOP, the conduct of the business of BOP and each BOP Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25. Trust Accounts

Neither BOP nor any BOP Subsidiary has trust powers or acts as a fiduciary.

4.26. Information Security

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on BOP, to the knowledge of BOP, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of BOP and its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ISBC AND INVESTORS BANK

ISBC and Investors Bank represent and warrant to BOP that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the ISBC DISCLOSURE SCHEDULE delivered by ISBC to BOP on the date hereof. ISBC has made a good faith effort to ensure that the disclosure on each schedule of the ISBC DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the ISBC DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. Documents are made available by ISBC to BOP if such documents are available on the website of the SEC through EDGAR.

5.1. Standard.

No representation or warranty of ISBC or Investors Bank contained in this Article V shall be deemed untrue or incorrect, and neither ISBC nor Investors Bank shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes

(x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2.1, 5.4 and 5.8.

5.2. Organization.

5.2.1. ISBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. ISBC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on ISBC.

5.2.2. Investors Bank is a New Jersey chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of Investors Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Investors Bank is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein.

5.2.3. ISBC DISCLOSURE SCHEDULE 5.2.3 sets forth each ISBC Subsidiary. Each ISBC Subsidiary (other than Investors Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of ISBC and each ISBC Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, ISBC has made available to BOP true and correct copies of the certificate of incorporation or charter and bylaws of ISBC.

5.3. Capitalization.

5.3.1. The authorized capital stock of ISBC consists of one billion (1,000,000,000) shares of ISBC Common Stock, of which three hundred fifty-nine million seventy thousand eight hundred and fifty-two (359,070,852) shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and one hundred million (100,000,000) shares of preferred stock, $0.01 par value (“ISBC Preferred Stock”), none of which are outstanding. There are thirty five million six hundred eighty-five thousand three hundred and forty-nine (35,685,349) shares of ISBC Common Stock held by ISBC as treasury stock. Neither ISBC nor any ISBC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ISBC Common Stock, or any other security of ISBC or any securities representing the right to vote, purchase or otherwise receive any shares of ISBC Common Stock or any other security of ISBC, other than shares issuable under the ISBC Stock Benefit Plans.

5.3.2. The authorized capital stock of Investors Bank consists solely of one hundred million (100,000,000) shares of common stock, par value $ 2.00 per share (“Investors Bank Common Stock”). All of the issued and outstanding shares of Investors Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by ISBC free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as set forth in ISBC DISCLOSURE SCHEDULE 5.3.2, either ISBC or Investors Bank owns all of the outstanding shares of capital stock of each ISBC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3. Except as set forth in ISBC DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of ISBC, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ISBC Common Stock, except for equity interests held in the investment portfolios of ISBC or its subsidiaries, equity interests held by any ISBC Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of ISBC or its Subsidiaries, including stock in the FHLB of New York.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ISBC’s stockholders may vote has been issued by ISBC and are outstanding.

5.4. Authority; No Violation.

5.4.1. ISBC and Investors Bank each have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ISBC and Investors Bank and the completion by ISBC and Investors Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of ISBC and Investors Bank, and no other corporate proceedings on the part of ISBC or Investors Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by ISBC and Investors Bank, and subject to the receipt of the Regulatory Approvals, constitutes the valid and binding obligations of ISBC and Investors Bank, enforceable against ISBC and Investors Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. This Agreement has been approved by ISBC in its capacity as sole stockholder of Investors Bank.

5.4.2. Subject to receipt of the Regulatory Approvals, and compliance by BOP and ISBC with any conditions contained therein,

(A) the execution and delivery of this Agreement by ISBC and Investors Bank,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by ISBC and Investors Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ISBC or any ISBC Subsidiary or the charter and bylaws of Investors Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ISBC or any ISBC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ISBC, Investors Bank or any ISBC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on ISBC and the ISBC Subsidiaries taken as a whole.

5.5. Consents.

Except for the receipt of Regulatory Approvals and compliance with any conditions contained therein, the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of ISBC Common Stock to be issued in the Merger on the Nasdaq, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ISBC Common Stock pursuant to this Agreement, and the approval of this Agreement by the requisite vote of the stockholders of BOP, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of ISBC, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by ISBC and Investors Bank and the completion of the Merger. To the Knowledge of ISBC, no fact or circumstance exists, including any possible other transaction pending or under consideration by ISBC or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FDIC or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.6. Financial Statements and Reports.

5.6.1. ISBC has previously made available to BOP the ISBC Financial Statements. The ISBC Financial Statements (i) have been prepared from, and are in accordance with, the books and records of ISBC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of ISBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of ISBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed ISBC that it intends to resign) or been dismissed as independent public accountants of ISBC as a result of or in connection with any disagreements with ISBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.6.2. At the date of each balance sheet included in the ISBC Financial Statements, ISBC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ISBC Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. Since December 31, 2013, ISBC has timely filed all reports, schedules, definitive proxy statements and other documents required to be filed with or furnished to the SEC pursuant to the Exchange Act (“ISBC Reports”), and no ISBC Report, as of the date thereof (and, in the case of proxy statements, on the dates of the relevant meetings), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all ISBC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of ISBC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the ISBC Reports.

5.6.4. The records, systems, controls, data and information of ISBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ISBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ISBC. ISBC (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ISBC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of ISBC by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to ISBC outside auditors and the audit committee of ISBC Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ISBC ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ISBC internal control over financial reporting. These disclosures (if any) were made in writing by management to ISBC’s auditors and audit committee and a copy has previously been made available to BOP.

5.6.5. Since December 31, 2012, (A) neither ISBC nor any ISBC Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of ISBC or any ISBC Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ISBC or any ISBC Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ISBC or any ISBC Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing ISBC or any ISBC Subsidiary, whether or not employed by ISBC or any ISBC Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.7. Taxes.

ISBC and the ISBC Subsidiaries that are at least 80 percent owned by ISBC are members of the same affiliated group within the meaning of Code Section 1504(a). ISBC has duly filed all federal, state and local tax returns required to be filed by or with respect to ISBC and each ISBC Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of ISBC, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from ISBC and any ISBC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, ISBC has received no notice of, and to the Knowledge of ISBC, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ISBC or any ISBC Subsidiary, and no claim has been made by any authority in a jurisdiction where ISBC or any ISBC Subsidiary do not file tax returns that ISBC or any such ISBC Subsidiary is subject to taxation in that jurisdiction. Except as set forth in ISBC DISCLOSURE SCHEDULE 5.7, ISBC and ISBC Subsidiary have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ISBC and each ISBC Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and ISBC and each ISBC Subsidiary, to the Knowledge of ISBC, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

ISBC and the ISBC Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ISBC.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. ISBC and each ISBC Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by ISBC or each ISBC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ISBC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, or any transaction by a ISBC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. ISBC and each ISBC Subsidiary, as lessee, have the right under valid and subsisting leases of real and personal properties used by ISBC and the ISBC Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. ISBC and each ISBC Subsidiary currently maintain insurance considered by ISBC to be reasonable for their respective operations. Neither ISBC nor any ISBC Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years ISBC and each ISBC Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies except as disclosed in ISBC DISCLOSURE SCHEDULE 5.9.2.

5.10. Legal Proceedings.

Except as set forth in Section 5.10 of ISBC DISCLOSURE SCHEDULE, there is no suit, action, investigation or proceeding pending or, to the knowledge of the ISBC, threatened against or affecting the ISBC or any ISBC Subsidiary (and the ISBC is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to the ISBC, would (A) have a Material Adverse Effect on the ISBC, or (B) be reasonably likely to prevent or materially delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of ISBC, each of ISBC and each ISBC Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither ISBC nor any ISBC Subsidiary has received any written notice to the contrary. The Board of Directors of Investors Bank has adopted and Investors Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

5.11.2. Each of ISBC and each ISBC Subsidiary have all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of ISBC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.2.

5.11.3. Since January 1, 2013, and except as set forth in ISBC DISCLOSURE SCHEDULE 5.11.3, neither ISBC nor any ISBC Subsidiary has received any written notification or, to the Knowledge of ISBC, any other communication from any Bank Regulator (i) asserting that ISBC or any ISBC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ISBC or any ISBC

Subsidiary; (iii) requiring or threatening to require ISBC or any ISBC Subsidiary, or indicating that ISBC or any ISBC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ISBC or any ISBC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ISBC or any ISBC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither ISBC nor any ISBC Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Investors Bank as to compliance with the CRA is “Satisfactory” or better.

5.12. Employee Benefit Plans.

5.12.1. ISBC DISCLOSURE SCHEDULE 5.12.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by ISBC or any ISBC Subsidiary and in which employees in general may participate (the “ISBC Compensation and Benefit Plans”). Each ISBC Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Entity questioning or challenging such compliance.

5.12.2. To the Knowledge of ISBC and except as disclosed in ISBC DISCLOSURE SCHEDULE 5.12.2, each ISBC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each ISBC Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or a volume submitter plan advisory opinion letter from the IRS, and ISBC is not aware of any circumstances which are reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of ISBC, threatened action, suit or claim relating to any of the ISBC Compensation and Benefit Plans (other than routine claims for benefits). Neither ISBC nor any ISBC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any ISBC Compensation and Benefit Plan that would reasonably be expected to subject ISBC or any ISBC Subsidiary to an unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.12.3. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by ISBC or any of its Subsidiaries to be incurred with respect to any ISBC Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“ISBC Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by ISBC or any entity which is considered one employer with ISBC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ISBC ERISA Affiliate”) (such plan hereinafter referred to as an “ISBC ERISA Affiliate Plan”). No ISBC Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of ISBC, except as set forth in ISBC DISCLOSURE SCHEDULE 5.12.3, no ISBC Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.

5.12.4. All material contributions required to be made under the terms of any ISBC Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which ISBC or any ISBC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on ISBC’s consolidated financial statements to the extent required by GAAP. ISBC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable ISBC Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of ISBC, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it or any ISBC Subsidiary (including, without limitation, in a fiduciary or agency capacity), or on which it or any ISBC Subsidiary holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon ISBC or any ISBC Subsidiary. To the Knowledge of ISBC, no condition has existed or event has occurred with respect to it or any ISBC Subsidiary or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ISBC or any ISBC Subsidiary by reason of any Environmental Laws. Neither ISBC nor any ISBC Subsidiary has received any written notice from any Person that ISBC or any ISBC Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon ISBC or any ISBC Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the ISBC’s Knowledge, threatened, before any court, governmental agency or other forum against ISBC or any ISBC Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by ISBC or any ISBC Subsidiary.

5.14. Loan Portfolio.

The allowance for loan losses reflected in ISBC’s audited consolidated statement of condition at December 31, 2015 was, and the allowance for loan losses shown on the balance sheets in ISBC’s Financial Statements for periods ending after December 31, 2015 were or will be, adequate, as of the dates thereof, under GAAP.

5.15. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ISBC’s own account, or for the account of one or more of ISBC’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of ISBC and each ISBC Subsidiary, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of ISBC or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither ISBC nor any ISBC Subsidiary, nor to the Knowledge of ISBC any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.16. Brokers, Finders and Financial Advisors.

Neither ISBC nor any ISBC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of RBC Capital Markets, LLC and Keefe, Bruyette & Woods, Inc. by ISBC and the fees payable pursuant thereto.

5.17. Trust Accounts.

Neither Investors Bank nor any ISBC Subsidiary has trust powers or acts as a fiduciary.

5.18. ISBC Common Stock.

The shares of ISBC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19. Intellectual Property.

ISBC and each ISBC Subsidiary own or, to ISBC’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in ISBC DISCLOSURE SCHEDULE 5.19, and neither ISBC nor any ISBC Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ISBC and each ISBC Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of ISBC, the conduct of the business of ISBC and each ISBC Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

ARTICLE VI

COVENANTS OF BOP

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of ISBC, which consent will not be unreasonably withheld, conditioned or delayed, BOP will, and it will cause each BOP Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. BOP agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in BOP DISCLOSURE SCHEDULE 6.1.2, or consented to by ISBC in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the BOP Subsidiaries not to:

(A) change or waive any provision of its certificate of incorporation, Charter or bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(B) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding BOP Stock Options or the BOP Warrants), issue any shares of BOP Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the BOP Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) except in the ordinary course of business consistent with past practice;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, or grant, or take any action to cause the accelerated vesting of, any stock option, BOP Restricted Share or any other type of equity award to, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on BOP DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) the cash compensation to be paid to each outside director in lieu of the annual grant of stock options, as set forth in BOP DISCLOSURE SCHEDULE 6.1.2(E), provided, however, that such cash compensation shall be reduced to the extent necessary to avoid penalties under Section 280G of the Code, and (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice. Neither BOP nor any BOP Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that BOP may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate BOP or any BOP Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of BOP or any BOP Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between BOP, or any BOP Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any BOP Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office,

(H) sell or otherwise dispose of the capital stock of BOP or sell or otherwise dispose of any asset of BOP or of any BOP Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of New York and Atlantic Community Bankers Bank, subject any asset of BOP or of any BOP Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action that would result in any of the representations and warranties of BOP set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating BOP;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which BOP or any BOP Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, purchase any non-agency securities, purchase mortgage-backed securities with collateral greater than an original term of 15 years, or with an average life greater than 5 years in the base case or 6 years in an +300bp immediate rate shock; purchase agency debt securities with terms greater than 3 years, or purchase any other security for its investment portfolio inconsistent with BOP’s or any BOP Subsidiary’s current investment policy;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which are set forth in BOP DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit, letters of credit and loan participations) in an amount: in excess of $3.0 million for a commercial real estate loan; in excess of $500,000 for a commercial business loan; in excess of $1.0 million for a construction loan; in excess of $1.0 million for a residential loan; or in excess of $250,000 for a home equity line of credit. In addition, the prior approval of ISBC is required with respect to the foregoing: (i) any new loan or credit facility commitment with an initial risk rating of 6 or greater per BOP’s existing loan policies; (ii) any new loan or credit facility commitment secured by any property located outside of the State of New Jersey; Southeastern Pennsylvania, including Philadelphia, Pennsylvania; New York, New York; and Brooklyn, New York; and (iii) any new construction loan or credit facility that is on a speculative basis. Provided, that ISBC shall be deemed to have consented if no written response is provided within two business days of email or other delivery of a written request for consent to Richard Spengler, Executive Vice President and Chief Lending Officer.

(N) enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that ISBC shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if ISBC does not object to any such proposed renewal, extension or modification within three business days of receipt by ISBC of a request by BOP to renew, extend or modify such a transaction along with all financial or other data that ISBC may reasonably request in order to evaluate the same;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any BOP Compensation and Benefit Plan;

(S) except as set forth in BOP DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Investors Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by BOP of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with ISBC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of ISBC (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of ISBC (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, BOP will cause one or more of its representatives to confer with representatives of ISBC and report the general status of its ongoing operations at such times as ISBC may reasonably request.

BOP will promptly notify ISBC of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BOP or any BOP Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2. BOP and Investors Bank shall meet on a regular basis to discuss and plan for the conversion of BOP’s data processing and related electronic informational systems to those used by Investors Bank, which planning shall include, but not be limited to, discussion of the possible (i) termination by BOP of third-party service provider arrangements effective at the Effective Time or at a date thereafter, (ii) non-renewal of personal property leases and software licenses used by BOP in connection with its systems operations, (iii) retention of outside consultants and additional employees to assist with the conversion, and (iv) outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that BOP shall not be obligated to take any such action prior to the Effective Time and, unless BOP otherwise agrees, in writing, no conversion shall take place prior to the Effective Time. In the event that BOP takes, at the request of Investors Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Investors Bank shall pay any such fees and charges directly to such third parties, and shall indemnify BOP for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by BOP, or a termination of this Agreement under Section 11.1.8, 11.1.9 or 11.1.10.

6.2.3. BOP shall provide Investors Bank, substantially contemporaneously with the delivery to the Board of Directors of BOP of the materials for the monthly board meeting, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, BOP shall provide Investors Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. BOP and ISBC shall promptly inform each other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of BOP or any BOP Subsidiary or ISBC or any ISBC Subsidiary, respectively, under any labor or employment law.

6.3. Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, BOP shall permit ISBC and Investors Bank reasonable access upon reasonable notice to its properties and those of the BOP Subsidiaries, and shall disclose and make available to ISBC and Investors Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter BOP reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which ISBC and Investors Bank may have a reasonable interest; provided, however, that BOP shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BOP’s reasonable judgment, would interfere with the normal conduct of BOP’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to ISBC is prohibited by law or regulation. BOP shall provide and shall request its auditors to provide ISBC with such historical financial information regarding it (and related audit reports and consents) as ISBC may reasonably request for securities disclosure purposes. ISBC and Investors Bank shall use commercially reasonable efforts to minimize any interference with BOP’s regular business operations during any such access to BOP’s property, books and records.

6.3.2. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall ISBC have access to any information that, based on advice of BOP’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of BOP with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by ISBC, BOP has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that ISBC shall not conduct any environmental sampling without the prior written consent of BOP, which consent may not be unreasonably withheld or delayed. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of BOP or such Person or Persons as may be designated by BOP. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, BOP will furnish to ISBC copies of each annual, interim or special audit of the books of BOP and each BOP Subsidiary made by its independent auditors and copies of all internal control reports submitted to BOP by such auditors in connection with each annual, interim or special audit of the books of BOP and the BOP Subsidiaries made by such auditors.

6.4.2. BOP will furnish to ISBC copies of all documents, statements and reports as it or any BOP Subsidiary shall send to its stockholders, the FDIC, the Commissioner, or any other Regulatory Authority, except as legally prohibited thereby. Within 15 days after the end of each month, BOP will deliver to ISBC a list and description of loans originated by BOP since the prior month end.

6.4.3. To the extent not prohibited by law or regulation, BOP will advise ISBC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of BOP or any BOP Subsidiary.

6.4.4. With reasonable promptness, BOP will furnish to ISBC such additional financial data that BOP possesses and as ISBC may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

BOP shall maintain, and cause the BOP Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, BOP will promptly supplement or amend the BOP DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BOP DISCLOSURE SCHEDULE or which is necessary to correct any information in such BOP DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such BOP DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

BOP shall use all commercially reasonable efforts, and shall cause each BOP Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, BOP shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

BOP agrees to use, and agrees to cause each BOP Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that BOP determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify ISBC.

6.10. No Solicitation.

6.10.1. BOP shall not, and shall cause the BOP Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “BOP Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ISBC) any information or data with respect to BOP or any of the BOP Subsidiaries or otherwise relating to an Acquisition Proposal; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by BOP or any BOP Representative, whether or not such BOP Representative is so authorized and whether or not such BOP Representative is purporting to act on behalf of BOP or otherwise, shall be deemed to be a breach of this Agreement by BOP. BOP and each BOP Subsidiary shall, and shall cause each of BOP Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from ISBC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BOP or any of the BOP Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of BOP or any of the BOP Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of BOP and the BOP Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of BOP or any of the BOP Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of BOP or any BOP Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Notwithstanding Section 6.10.1, BOP may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) BOP has received a bona fide unsolicited written Acquisition Proposal, prior to the BOP Stockholders Meeting, that did not result from a breach of this Section 6.10; (ii) the BOP Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) BOP has provided ISBC with at least one (1) full business day prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to BOP or any of the BOP Subsidiaries or otherwise relating to an Acquisition Proposal, BOP receives from such Person a confidentiality agreement with terms no less favorable to BOP than those contained in the Confidentiality Agreement. BOP shall promptly provide to ISBC any non-public information regarding BOP or the BOP Subsidiaries provided to any other Person that was not previously provided to ISBC, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the BOP Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of BOP Common Stock or all, or substantially all, of the assets of BOP and the BOP Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of BOP Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the holders of BOP Common Stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the BOP Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3. BOP shall promptly (and in any event within twenty-four (24) hours) notify ISBC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BOP or any BOP Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). BOP agrees that it shall keep ISBC informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4. Subject to Section 6.10.5, neither the BOP Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ISBC in connection with the transactions contemplated by this Agreement (including the Merger), the BOP Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with BOP Stockholders Meeting or otherwise, inconsistent with the BOP Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the BOP Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause BOP or any of the BOP

Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring BOP to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5. Notwithstanding Section 6.10.4, prior to the date of BOP Stockholders Meeting, the BOP Board may approve or recommend to the stockholders of BOP a Superior Proposal and withdraw, qualify or modify the BOP Recommendation in connection therewith (a “BOP Subsequent Determination”) after the third (3rd) business day following ISBC’s receipt of a notice (the “Notice of Superior Proposal”) from BOP advising ISBC that the BOP Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that BOP shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that BOP proposes to accept, and that the BOP Board may approve or recommend the revised Superior Proposal only after the third (3rd) business day following ISBC’s receipt of the new Notice of Superior Proposal) if, but only if, (i) the BOP Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to BOP’s stockholders under applicable law, and (ii) at the end of such three (3) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by ISBC since its receipt of such Notice of Superior Proposal (provided, however, that ISBC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the BOP Board has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the BOP Recommendation or the making of a BOP Subsequent Determination by the BOP Board shall not change the approval of the BOP Board for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Merger.

6.10.6. Nothing contained in this Section 6.10 or elsewhere in this Agreement shall prohibit BOP from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, to the extent applicable.

6.11. Board of Directors and Committee Meetings.

BOP shall permit representatives of ISBC or Investors Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that BOP shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of BOP or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of ISBC or Investors Bank, or (ii) that BOP would not be required to disclose under Section 6.3.3 hereof.

6.12 Certain BOP Employee Benefit Plans.

6.12.1 BOP shall take all necessary actions to terminate the BOP 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the BOP 401(k) Plan, BOP or Investors Bank following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the BOP 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the BOP 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA. Notwithstanding the foregoing, Continuing Employees may elect to roll over their BOP 401(k) Plan accounts (excluding loans) into the Investors Bank 401(k) Plan. BOP shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12.1.

6.12.2 BOP shall terminate the any BOP paid time off and/or vacation policy as provided in BOP DISCLOSURE SCHEDULE 6.12.2 immediately prior to the Effective Time. Any paid time off accrued or earned under the BOP PTO Policy by any employee of BOP or BOP Subsidiary who does not become a Continuing Employee as of the Effective Time shall be paid by BOP immediately prior to the Effective Time. BOP shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12.2.

6.12.3 BOP shall terminate the BOP Stock Plans, including all underlying award agreements, as of the Effective Time.

6.13 Litigation.

BOP shall provide ISBC the opportunity to participate at ISBC’s own expense in the defense or settlement of any shareholder litigation against BOP and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ISBC’s prior written consent.

ARTICLE VII

COVENANTS OF ISBC AND INVESTORS BANK

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of BOP, which consent will not be unreasonably withheld, conditioned or delayed, ISBC and Investors Bank will, and they will cause each ISBC Subsidiary to operate its business in the usual, regular and ordinary course of business, use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied. ISBC further agrees that, from the date of this Agreement to the Effective Time, except as (a) otherwise specifically permitted or required by this Agreement, (b) set forth in ISBC Disclosure Schedule 7.1, (c) consented to by BOP in writing and such consent shall not be unreasonably withheld, conditioned or delayed, or (d) required by any Bank Regulator, ISBC will not, and it will cause each ISBC Subsidiary not to (i) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law; or (ii) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.2. Financial and Other Statements and Information.

ISBC will advise BOP promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of ISBC or any of the ISBC Subsidiaries. During the period from the date of this Agreement to the Closing Date, ISBC will cause one or more of its representatives to confer with representatives of BOP and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as BOP may reasonably request. ISBC and Investors Bank shall be reasonably responsive to requests by BOP for access to such information and personnel regarding ISBC and Investors Bank as may be reasonably necessary for BOP to confirm that the representations and warranties of ISBC and Investors Bank contained herein are true and correct and that the covenants of ISBC and Investors Bank contained herein have been performed in all material respects; provided, however, that neither ISBC nor Investors Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure, in ISBC’s or Investors Bank’s reasonable judgment, would interfere with the normal conduct of ISBC’s or Investors Bank’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, ISBC will promptly supplement or amend the ISBC DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ISBC DISCLOSURE SCHEDULE or which is necessary to correct any information in such ISBC DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such ISBC DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

ISBC and Investors Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. All Reasonable Efforts.

Subject to the terms and conditions herein provided, ISBC and Investors Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.6. Failure to Fulfill Conditions.

In the event that ISBC or Investors Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BOP.

7.7. Employee Benefits; Advisory Board; Foundation.

7.7.1 Except as otherwise provided in this Agreement, ISBC will review all the BOP Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any BOP Compensation and Benefit Plan is frozen or terminated by ISBC, ISBC will use best efforts so that former employees of BOP who become employees of ISBC or Investors Bank after the Effective Time (“Continuing Employees”) who were participants in such plan will become eligible to participate in any ISBC Compensation and Benefit Plan of similar character (to extent that one exists, other than any ISBC non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement), provided, however, that Continuing Employees shall not be eligible to participate in the ISBC Defined Benefit Plan. Continuing Employees who become participants in a ISBC Compensation and Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of BOP or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall be given under the ISBC ESOP only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service shall not be given under the ISBC Defined Benefit Plan. This Agreement shall not be construed to limit the ability of ISBC or Investors Bank to terminate the employment of any BOP employee or to review any BOP Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.7.2 ISBC shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on BOP DISCLOSURE SCHEDULE 4.13.1 (collectively, the “BOP Severance Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. The estimated amounts payable under the BOP Severance Agreements are set forth in the Benefits Schedule. To the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.7.3 Any employee of BOP, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for cause) within one year following the Closing Date shall receive a lump sum severance payment from Investors Bank equal to two weeks’ pay at the rate then in effect, for each full year of employment with BOP, with a minimum severance payment of four weeks and up to a maximum of 26 weeks, provided that such employee enters into a release of claims against ISBC and Investors Bank, their Subsidiaries and affiliates in a form satisfactory to ISBC.

7.7.4 In the event of any termination of any BOP health plan or consolidation of any such plan with any ISBC or Investors Bank health plan, ISBC shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to ISBC employees. Unless a Continuing Employee affirmatively terminates coverage under a BOP health plan prior to the time that such Continuing Employee becomes eligible to participate in the ISBC health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the BOP health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of ISBC and their dependents. In the event of a termination or consolidation of any BOP health plan, terminated BOP employees and qualified beneficiaries will have the right to continued coverage under group health plans of ISBC in accordance with COBRA.

7.7.5 ISBC and Investors Bank agree to take all such actions related to the BOP 401(k) Plan as stated in Section 6.12 of this Agreement.

7.7.6 Effective as of the Closing Date, Investors Bank will appoint all members of the BOP Board as of the date of this Agreement to serve as paid members of an advisory board (the “Advisory Board”), the function of which will be, among other things, to advise Investors Bank with respect to the BOP market area, deposit and lending activities and customer relationships. Investors Bank shall maintain the Advisory Board for a period of no less than three years. The annual compensation and duties of the Advisory Board are set forth in ISBC DISCLOSURE SCHEDULE 7.7.6.

7.7.7 Investors Bank and BOP agree to jointly establish a retention bonus pool to be paid to certain designated BOP employees, with such recipients, amount of payments and timing of payments to be agreed to in writing by the parties no later than 45 days following the date of this Agreement. Such payments shall be made to the applicable individuals if they are still employed by one of the parties upon their designated “work through” date as set forth in the written retention bonus pool agreement. The parties reserve the right to amend the retention bonus pool agreement from time to time, by a mutual written agreement. The aggregate amount of such retention bonuses payable under the Retention Bonus Pool Agreement is set forth in ISBC DISCLOSURE SCHEDULE 7.7.7.

7.7.8 ISBC and Investors Bank shall use their best efforts to cause the Investors Charitable Foundation, from time to time and over a period of no more than three years following the Effective Time, to make contributions of no less than $1,000,000 in the aggregate to qualifying charitable and community organizations in the communities presently served by BOP.

7.8. Directors and Officers Indemnification and Insurance.

7.8.1. ISBC shall maintain, or shall cause Investors Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by BOP (provided, that ISBC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time (the “Tail Insurance Coverage”); provided, however, that in no event shall ISBC be required to expend pursuant to this Section 7.8.1 more than 200% of the annual cost currently expended by BOP with respect to Tail Insurance Coverage (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, ISBC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, BOP agrees in order for ISBC to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. BOP will directly involve ISBC in the negotiation of the Tail Insurance Coverage as well as with respect to the negotiations of the renewal of BOP’s current directors’ and officers’ insurance policy.

7.8.2. In addition to Section 7.8.1, from and after the Effective Time, Investors Bank shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of BOP or a BOP Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Investors Bank, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of BOP or a BOP Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by BOP under the New Jersey Banking Law and under BOP’s certificate of incorporation and bylaws. Investors Bank shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by New Jersey Banking Law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify Investors Bank (but the failure so to notify Investors Bank shall not relieve it from any liability which it may have under this Section 7.8.2, except to the extent such failure materially prejudices Investors Bank) and shall deliver to Investors Bank the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Investors Bank shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Investors Bank shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Investors Bank elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Investors Bank and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Investors Bank shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Investors Bank shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, and (3) Investors Bank shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.8.3. The obligations of Investors Bank provided under this Section 7.8 are intended to be enforceable against Investors Bank directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Investors Bank. Investors Bank shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.8 to the fullest extent permitted under applicable law; however such payment of costs should be immediately reimbursed to Investors Bank by such Indemnified Party if they are not successful enforcing the indemnity or other obligations provided for in this Section 7.8. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.9. Stock Listing.

ISBC agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the ISBC Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of ISBC Common Stock to be issued in the Merger.

7.10. Stock and Cash Reserve.

ISBC agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of ISBC Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement

8.1.1. BOP will as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in BOP’s reasonable judgment, necessary or desirable (the “BOP Stockholders Meeting”). BOP agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to BOP of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, BOP shall, (i) through BOP’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “BOP Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such BOP Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the BOP Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to ISBC and BOP. BOP shall adjourn or postpone the BOP Stockholders Meeting, and further solicit proxies, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BOP Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting BOP has not received proxies representing a sufficient number of shares necessary to obtain stockholder approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the BOP Stockholders Meeting shall be convened and this Agreement shall be submitted to the stockholders of BOP for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve BOP of such obligation.

8.1.2. For the purposes (x) of registering ISBC Common Stock to be offered to holders of BOP Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the BOP Stockholders Meeting, ISBC shall draft and prepare, and BOP shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by BOP to the BOP stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). ISBC shall provide BOP and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. ISBC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of ISBC and BOP shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and BOP shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. ISBC shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and BOP shall furnish all information concerning BOP and the holders of BOP Common Stock as may be reasonably requested in connection with any such action.

8.1.3. ISBC shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. ISBC will advise BOP promptly after ISBC receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of ISBC Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and ISBC will provide BOP with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as BOP may reasonably request.

8.1.4. BOP and ISBC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, BOP shall cooperate with ISBC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and ISBC shall file an amended Merger Registration Statement with the SEC, and BOP shall mail a Proxy Statement-Prospectus to BOP’s stockholders.

8.2. Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and ISBC and Investors Bank will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall ISBC or Investors Bank be required to agree to any prohibition, limitation, or other requirement of any Bank Regulator that would (a) prohibit or materially limit the ownership or operation by ISBC or Investors Bank of all or any material portion of the business or assets of BOP or any BOP Subsidiary, (b) compel ISBC or Investors Bank to dispose of or hold separate all or any material portion of the business or assets of BOP or any BOP Subsidiary, (c) impose a material compliance burden, penalty or obligation on ISBC or Investors Bank resulting from noncompliance by BOP with its regulatory obligations; or (d) otherwise materially impair the value of BOP and the BOP Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. BOP shall have the right to review, and to the extent practicable to consult with ISBC and Investors Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. ISBC shall give BOP and its counsel the opportunity to review, and to the extent practicable to consult with ISBC and Investors Bank on, each filing prior to its being filed with a Bank Regulator and shall give BOP and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of BOP.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to ISBC, Investors Bank or BOP, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of ISBC Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of ISBC Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6. Tax Opinion. ISBC and BOP shall have received an opinion, dated as of the Effective Time, of Luse Gorman, PC, or another law firm reasonably acceptable to ISBC and BOP, reasonably satisfactory in form and substance to ISBC and BOP (and its counsel), based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

9.2. Conditions to the Obligations of ISBC and Investors Bank under this Agreement.

The obligations of ISBC and Investors Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of BOP set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and BOP shall have delivered to ISBC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of BOP as of the Effective Time.

9.2.2. Agreements and Covenants. BOP shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and ISBC shall have received a certificate signed on behalf of BOP by the Chief Executive Officer and Chief Financial Officer of BOP to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. BOP and the BOP Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5. Dissenting Shares. As of immediately prior to the Effective Time, not more than 12.5% of the issued and outstanding shares of BOP Common Stock shall have served a written notice of dissent from this Agreement to BOP under the New Jersey Banking Law.

BOP will furnish ISBC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as ISBC may reasonably request.

9.3. Conditions to the Obligations of BOP under this Agreement.

The obligations of BOP under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of ISBC and Investors Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and ISBC and Investors Bank shall have delivered to BOP a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of ISBC and Investors Bank as of the Effective Time.

9.3.2. Agreements and Covenants. ISBC and Investors Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BOP shall have received a certificate signed on behalf of ISBC and Investors Bank by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of ISBC and Investors Bank to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. ISBC and Investors Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on ISBC and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. ISBC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide BOP with a certificate evidencing such delivery.

ISBC and Investors Bank will furnish BOP with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as BOP may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the ISBC, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which ISBC and BOP mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to ISBC and BOP the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, ISBC shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of BOP:

11.1.1. At any time by the mutual written agreement of ISBC and BOP;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by BOP) or Section 9.3.1 (in the case of a breach of a representation or warranty by ISBC or Investors Bank);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by BOP) or Section 9.3.2 (in the case of a breach of covenant by ISBC or Investors Bank);

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by ISBC and BOP; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of BOP shall have voted at the BOP Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become nonappealable and (y) does not approve this

Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By ISBC and Investors Bank, (i) if BOP shall have materially breached its obligations under Section 6.10 or 8.1.1 of this Agreement or (ii) if the BOP Board does not publicly recommend in the Proxy Statement-Prospectus for the BOP Stockholders Meeting that the BOP Stockholders approve and adopt this Agreement or if, after making the BOP Recommendation in the Proxy Statement-Prospectus for the BOP Stockholders Meeting, the BOP Board makes a BOP Subsequent Determination.

11.1.9. By ISBC and Investors Bank if BOP has received a Superior Proposal and BOP has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to ISBC.

11.1.10. By the BOP Board if BOP has received a Superior Proposal and the BOP Board has made a determination to accept such Superior Proposal.

11.1.11. By BOP, if the BOP Board so determines by a majority vote of the members of its entire Board, at any time during the five business day period commencing on the Determination Date, such termination to be effective on the 10th business day following such Determination Date, if both of the following conditions are satisfied:

(i) The ISBC Market Value is less than the Initial ISBC Market Value multiplied by 0.80; and

(ii) (a) the number obtained by dividing the ISBC Market Value by the Initial ISBC Market Value (“ISBC Ratio”) shall be less than (b) the Index Ratio minus 0.20;

subject, however, to the following three sentences. If BOP elects to exercise its termination right pursuant to this Section 11.1.11, it shall give prompt written notice thereof to ISBC. During the five business day period commencing with its receipt of such notice, ISBC shall have the option to increase the consideration to be received by the holders of BOP Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of: (i) a quotient, the numerator of which is equal to the product of the Initial ISBC Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20, and the denominator of which is equal to ISBC Market Value; or (ii) the quotient determined by dividing the Initial ISBC Market Value by the ISBC Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and

0.80. If ISBC so elects, it shall give, within such five business-day period, written notice to BOP of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.11 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio and the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.11, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals necessary for consummation of the Mergers have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means the closing value of the Index on the trading day immediately preceding the execution of this Agreement.

“Index” means the KBW Regional Bank Index.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial ISBC Market Value” means $11.68, adjusted if applicable as indicated in the last sentence of Section 11.1.11.

“ISBC Market Value” shall be the average of the daily closing sales prices of a share of ISBC Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Determination Date.

If ISBC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of ISBC Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.11.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger Registration Statement shall be borne equally by ISBC and BOP.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(C) As a condition of ISBC’s willingness, and in order to induce ISBC to enter into this Agreement, and to reimburse ISBC for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, BOP hereby agrees to pay ISBC, and ISBC shall be entitled to payment of, a fee of $6.4 million (the “Fee”), within three business days after written demand for payment is made by ISBC, following the occurrence of any of the events set forth below:

(i) BOP terminates this Agreement pursuant to Section 11.1.10 or ISBC and Investors Bank terminate this Agreement pursuant to Section 11.1.8 or 11.1.9; or

(ii) The entering into a definitive agreement by BOP relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving BOP within nine months after the occurrence of any of the following: (i) the termination of the Agreement by ISBC and Investors Bank pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by BOP or any BOP Subsidiary after the occurrence of such Acquisition Proposal; or (ii) the failure of the stockholders of BOP to approve this Agreement after the occurrence of such Acquisition Proposal, and such Acquisition Proposal had been made directly to BOP’s stockholders or otherwise publicly disclosed or known by BOP’s stockholders prior to the taking of the vote at the BOP Stockholders Meeting or any adjournment or postponement thereof.

(D) The right to receive payment of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of ISBC and Investors Bank against BOP and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii). Any Fee paid under Section 11.2.2(C) will be reduced dollar-for-dollar by any amounts previously received by ISBC and/or Investors Bank pursuant to Section 11.2.2(B).

(E) ISBC shall be reimbursed by BOP for all fees, costs and other expenses incurred by ISBC in connection with enforcing its right to the Fee.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of BOP), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

(d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of BOP, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to BOP’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, ISBC, Investors Bank and BOP mutually agree to be bound by the terms of the confidentiality agreement dated August 19, 2015 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

BOP and ISBC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither BOP nor ISBC nor Investors Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Article III, Sections 6.2.2, 7.7, 7.8, 12.1, 12.9 and 12.11.

12.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to BOP, to:	Edward J. Dietzler
President
The Bank of Princeton
183 Bayard Lane
Princeton, New Jersey 08540
Fax: (609) 921-8350
Email: edietzler@thebankofprinceton.com

With required copies to:	Daniel J. O’Donnell, Esq.
EVP, General Counsel & Chief Risk Officer
The Bank of Princeton
403 Wall Street
Princeton, New Jersey 08540
Fax: (609) 430-0053
Email: dodonnell@thebankofprinceton.com

and

Edward C. Hogan, Esq.
Sunjeet S. Gill, Esq.
Stevens & Lee, P.C.
100 Lenox Drive, Suite 200
Lawrenceville, New Jersey 08648
Fax: (609) 243-9333
Email: ech@stevenslee.com
ssg@stevenslee.com

If to ISBC and Investors Bank, to:	Kevin Cummings
President and Chief Executive Officer
Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078
Fax: (973) 924-5192
Email: KCummings@myinvestorsbank.com

With required copies to:	Brian F. Doran, Esq.
Senior Vice President &
General Counsel
Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078
Fax: (973) 924-9182
Email: BDoran@myinvestorsbank.com

and

John J. Gorman, Esq.
Marc P. Levy, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
Fax: (202) 362-2902
Email: jgorman@luselaw.com
mlevy@luselaw.com

or such other address as shall be furnished in writing by any party.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.7.6, 7.8 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance; Venue.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware. In the event it is determined that the Chancery Court of the State of Delaware does not have jurisdiction with respect to any dispute arising out of this Agreement or the transactions contemplated, all reference in this Section 12.11 to the Chancery Court of the State of Delaware shall be deemed to include any other court located in the State of Delaware solely with respect to such claim.

12.12. Waiver of Jury Trial

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, ISBC, Investors Bank and BOP have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Investors Bancorp, Inc.

By:	/s/ Kevin Cummings
	Name:	Kevin Cummings
	Title:	President and Chief Executive Officer

Investors Bank

By:	/s/ Kevin Cummings
	Name:	Kevin Cummings
	Title:	President and Chief Executive Officer

The Bank of Princeton

By:	/s/ Edward J. Dietzler
	Name:	Edward J. Dietzler
	Title:	President

[Signature Page for Agreement and Plan of Merger]